UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) —February 2, 2006

ASSURED GUARANTY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 296-4004

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(Former name or former address, if changed since last report)

Item 1.01       Entry into a Material Definitive Agreement.

On February 2, 2006, Assured Guaranty Ltd. (the “Company”) adopted the Assured Guaranty Ltd. Performance Retention Plan (PRP).  The purpose of the PRP is to help attract and retain valuable executive and management employees and to align their interests with the interests of the Company and its shareholders.  The PRP permits the award of cash bonuses which vest after a designated period of continued employment (or earlier, if the employee’s termination occurs as a result of death, disability, retirement or termination by the Company without cause).  The designated bonus will be paid when it vests.  The value of the bonus paid will increase from the originally-designated amount at the same rate as the rate of growth in the Company’s modified adjusted book value during the designated measurement period.  The Compensation Committee of the Board of Directors will administer the PRP and determine participants from time to time from the executive and management employees of the Company.  No awards have been made under the PRP.

At its meeting on February 2, 2006, the independent directors, based on the recommendation of the Compensation Committee, awarded bonuses, options and restricted stock to the Company’s executive officers as set forth below.  No changes were made to the annual salary of the Company’s executive officers.

Name	Bonus	Options (1)	Restricted Stock (2)
Dominic T. Frederico	$2,000,000	166,667	83,333
Robert B. Mills	$775,000	80,000	40,000
Michael J. Schozer	$725,000	80,000	40,000
James M. Michener	$600,000	50,000	25,000
Robert Bailenson	$260,000	12,000	6,000

(1)   The stock options were awarded pursuant to Assured Guaranty Ltd. 2004 Long Term Incentive Plan and vest as follows:  1/3 on the first anniversary of the date of the award, 1/3 on the second anniversary of the date of the award and 1/3 on the third anniversary of the date of the award.

(2)   The restricted stock awards pursuant to Assured Guaranty Ltd. 2004 Long Term Incentive Plan and vest as follows:  1/4 on the first anniversary of the date of the award, 1/4 on the second anniversary of the date of the award, 1/4 on the third anniversary of the date of the award and 1/4 on the fourth anniversary of the date of the award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

By:
/s/ JAMES M. MICHENER
James M. Michener
General Counsel and Secretary

DATE:    February 8, 2006